CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (File No. 811-5889 and 33-37011) ("Registration Statement") of our report dated December 6, 2001, relating to the financial statements and financial highlights appearing in the October 31, 2001 Annual Report of Putnam Utilities Growth and Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
February 22, 2002